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                                                                Exhibit 10.01




July 18, 1994



Mr. Floyd S. Robinson
24 Inverrary Lane
Alamo, California 94507

Dear Floyd:

I am pleased to present to you LDI Corporation's ("LDI") offer of employment as president and Chief Executive Officer. Your experience coupled with your industry knowledge will make you an invaluable component to our Strategic Business Plan for LDI.

You will report to, discharge responsibilities assigned to you by, and be accountable to the Board of Directors of which you will also become a member. You will receive a base salary of $350,000 per annum (paid biweekly). In addition, for the current fiscal year, you will receive a guaranteed bonus of $100,000 payable on February 15, 1995. For subsequent fiscal years, it is LDI's intent that you will participate in a cash bonus plan based upon performance goals to be determined by the Board of Directors. The attainment of those goals will allow you to earn up to one hundred percent (100%) of your base salary then in effect.

Upon joining LDI, you will receive a sign-on bonus of $50,000. In addition, you will be awarded a grant of 15,000 restricted shares of Common Stock of LDI, which shall fully vest twelve (12) months from the date you execute this letter. Additionally, you will be eligible for all fringe benefits effective with your date of hire, according to the provisions, limitations and enrollment procedures of each plan. This includes, but not limited to:

         --- Standard LDI benefits in addition to the executive benefits program and (4) weeks vacation.

         --- LDI's senior executive relocation package which substantially reimburses you for all normal out of pocket moving expenses, including without limitation, temporary living expenses, moving expenses and realtor's commissions.
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Floyd S. Robinson
July 18, 1994
Page 2



         --- LDI stock options to be granted in accordance with and pursuant to the existing LDI Stock Option Plan as follows:

                 - 250,000 options priced at the closing price of LDI stock on the business day next preceding your execution of this letter.

                 - 250,000 options to be granted one year from the date of your execution of this letter, priced at the closing price on the business day next preceding that one year anniversary date.

                 - 250,000 options to be granted two years from the date of your execution of this letter, priced at the closing price on the business day next preceding that two year anniversary date.

You will be entitled to select a luxury automobile of your choice that LDI will lease and insure for you during the term of your employment. Also, after February 1995, we would support your membership in a Cleveland-area country club.

It is our understanding that during your employment with LDI you will devote your full time to the interests of LDI and not be engaged in other commercial pursuits. You shall have the full privilege of terminating your employment with LDI at any time, with or without cause, and LDI shall have the same privilege. It is our understanding that you are not bound by any non-competition or non-disclosure restrictions. If another entity attempts to enforce a non-competition agreement or other restrictive covenants against you, LDI shall not be liable for or responsible for defending violations of any such agreement.

Continuance of employment is not required by this Agreement nor is it a condition to this Agreement and you may be terminated with or without cause or notice at any time. If however, you are terminated for reasons other than "cause", LDI will provide you salary continuation at your base salary amount then in effect and continue medical benefits coverage for one year after such termination. "Cause" shall include the violation of any of the provisions of this Agreement, or your neglect of your duty, failure to perform responsibilities assigned by the Board of Directors, negligence, incompetence (as measured by custom and practice in the industry), dishonesty or any misconduct or willful inattention which is substantially harmful to LDI.
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Floyd S. Robinson
July 18, 1994
Page Three


This offer of employment is contingent only upon your successful completion of a drug screen. If you agree to the terms and conditions of this letter, please signify your approval by signing your name under the words "Approved & Accepted" and return a signed copy to us. We look forward to your prompt decision and an early start date, not later than August 1, 1994.

We look forward to your arrival and the beginning of a successful association. If you have further questions, please feel free to contact me.

Very truly yours,


LDI CORPORATION


By:      /s/Robert S. Kendall
         ----------------------------------------
         Robert S. Kendall
         Chairman and CEO

cc:      LDI Compensation Committee of the Board of Directors:
                 Scott Cowen
                 Norton Rose

         Benjamin W. Cannon, Vice President - Human Resources and General
         Counsel

APPROVED AND ACCEPTED


/s/Floyd S. Robinson
- - -------------------------------------------------
Floyd S. Robinson


Date:  July      19       , 1994
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07189402